Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results
•	Net sales increase 13% for the quarter, 18% for the first half

•	Orders for the quarter were $22.1 million, a 72% increase over last year

•	Backlog reaches a record $45 million

•	Revenue outlook revised downward to $65 to $70 million for full year

•	Gross margin negatively impacted by higher costs during the second quarter
BATAVIA, NY, October 20, 2006 — Graham Corporation (AMEX: GHM) today reported net sales of $15.9 million for the second quarter of fiscal 2007 ended September 30, 2006, up $1.9 million, or 13%, from the second quarter of fiscal 2006. Net income for the second quarter was $563 thousand, or $0.14 per diluted share, compared with $1.4 million, or $0.36 per diluted share, during the same quarter of the prior year. For the first half, net sales increased 18%, or $4.7 million, to $30.5 million compared with the first half of fiscal 2006. Net income declined 18% in the first half to $1.7 million, or $0.43 per diluted share, from $2.1 million, or $0.56 per diluted share, in the first half of the prior year. Net income for the current fiscal year was impacted by higher cost of goods sold, discussed in greater detail below.
Worldwide demand for Graham’s products remains strong. Orders for the quarter were up $9.3 million to $22.1 million, a 72% increase over the prior year’s second fiscal quarter and a 10% sequential increase over the first quarter of the current fiscal year. For the first half, orders increased $8.9 million, a 27% improvement compared with the first half of the prior year. Driving order growth for the first half were orders from Asia, which were up $9.0 million compared with the same period last year.
James R. Lines, Graham’s President and COO, commented, “Although we have increased our Batavia plant capacity, we remain at full capacity. We are revising our fiscal 2007 revenue outlook downward from $75 to $80 million to $65 to $70 million due to customer delays in order placements that would have been fabricated in Asia this year and customer constraints limiting our ability to outsource refinery projects in North America.”
Profit Margins
Gross margin for the second quarter was 20.3%, down from gross margin of 33% in the second quarter of fiscal 2006 and 28.2% in the first quarter of the current fiscal year. In the second quarter, gross margin was impacted by material cost increases and an approximate 4% negative impact as a result of higher engineering costs incurred to address higher order volume combined with some production inefficiencies. A $329 thousand loss provision estimated on a job in process had about a 2% negative impact on gross margin in the quarter. This contract is expected to continue to negatively affect gross margin by about 2% for the remainder of fiscal 2007.
Mr. Lines commented, “Operating performance in the second half will improve we believe because the challenges faced in the second quarter in the areas of plant capacity and North American outsourcing have been addressed. We also intend to continue to leverage our pricing power. Although we believe that our move into the Asian marketplace has exposed us to tighter gross margin potential because of
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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 2
the economic climates in these regions, we also believe that the long-term opportunities and expanded customer base in this region more than balance out any current impact on profitability.”
Selling, general and administrative costs for the second quarter were $2.4 million, or 15% of net sales, compared with $2.5 million in the same quarter of the previous year.
Operating margin for the second quarter was 5.2%, down 9.6 percentage points from the second quarter of fiscal 2006.
Six-Month Review
For the first six months, net sales were $30.5 million compared with $25.8 million for the first six months of fiscal 2006, an 18% increase. Gross profit margin for the first six months was 24% compared with 31% in the previous year. Operating margin declined to 8.2% for the first six months compared with 12.3% from the prior year. Lower margins for the first half are related to the effects of the second quarter. For the first half net income was $1.7 million, or $0.43 per diluted share, compared with $2.1 million, or $0.56 per diluted share, in the prior year period.
Balance Sheet and Cash Management
Net cash used by operating activities was $215 thousand for the second quarter and $2.7 million for the first half, compared with net cash provided by operating activities of $7.7 million for the first six months of the prior year. Increases in trade accounts receivable and unbilled revenue, due to higher sales for large projects and the negotiated timing of certain progress payments, were the primary reasons for the year-over-year difference. Additionally, $2.0 million in cash was used to fund Graham’s defined benefit pension plan.
Capital expenditures for the quarter were $464 thousand and were $668 thousand for the first six months compared with $480 thousand for the first six months of fiscal 2006. Capital expenditures for fiscal 2007 are expected to be between $1.4 and $1.8 million and will be used primarily for plant productivity and information technology enhancements.
Outlook
Backlog was $45 million at September 30, 2006, compared with $30 million at the end of the second quarter of the prior year and $38.6 million at the end of the first quarter of the current year. Current backlog consists of approximately 47% for refinery projects, 30% to the petrochemical and chemical industry, 5% to the power generation sector and 18% to other industrial or commercial applications. Orders currently in backlog are expected to ship within twelve months.
Mr. Lines concluded, “We have not seen an indication of a slowing in our end markets and believe that we are not yet half-way through a longer industrial cycle than we have historically experienced. We intend to continue to address organic expansion requirements for our Batavia and China operations by incorporating initiatives to improve productivity and add production capacity.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast on October 23, 2006 at 4:15 p.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The conference call can be accessed by calling 913-981-5523 approximately 5 -10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 3
•	The archived webcast will be at http://www.graham-mfg.com. A transcript will also be posted once available.

•	A replay can also be heard by calling 1-719-457-0820 and entering Passcode 1317418. The telephonic replay will be available from 7:15 p.m. EST the day of the teleconference through Monday, October 30, 2006 at 11:59 p.m. EST.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.
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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 4
Graham Corporation Second Quarter Fiscal 2007
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$15,903	$14,044	$30,511	$25,793
Cost of products sold	12,679	9,415	23,169	17,826

Gross profit	3,224	4,629	7,342	7,967

Gross profit margin	20.3%	33.0%	24.1%	30.9%
Other expenses and income:
Selling, general and administrative	2,392	2,547	4,833	4,800
Operating income	832	2,082	2,509	3,167
Operating profit margin	5.2%	14.8%	8.2%	12.3%
Other income	—	—	(148)	—
Interest expense	2	4	6	9

Total other expenses and income	2,394	2,551	4,691	4,809

Income before income taxes	830	2,078	2,651	3,158
Provision for income taxes	267	728	972	1,105

Net income	563	1,350	1,679	2,053

Retained earnings at beginning of period	18,321	14,699	17,301	14,082
Dividends	(97)	(91)	(193)	(177)

Retained earnings at end of period	$18,787	$15,958	$18,787	$15,958

Per Share Data:
Basic:
Net income	$.14	$.38	$.43	$.58

Diluted:
Net income	$.14	$.36	$.43	$.56

Average common shares outstanding:
Basic:	3,890,833	3,584,795	3,878,392	3,525,995
Diluted:	3,945,358	3,721,261	3,937,069	3,657,058

Dividends declared per share	$.025	$.025	$.025	$.025

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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 5
Graham Corporation Second Quarter Fiscal 2007
Consolidated Balance Sheets
(Dollar amounts in thousands, except share and per share data)

	(Unaudited)
	September 30,	March 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$437	$570
Investments	7,468	10,418
Trade accounts receivable, net of allowances ($29 and $28 at September 30, and March 31, 2006, respectively)	7,479	5,978
Unbilled revenue	7,669	4,978
Inventories, net	4,687	5,115
Domestic and foreign income taxes receivable	257	114
Deferred income tax asset	19	19
Prepaid expenses and other current assets	338	203

Total current assets	28,354	27,395
Property, plant and equipment, net	8,190	7,954
Deferred income tax asset	1,136	2,107
Prepaid pension asset	4,805	3,076
Other assets	20	24

Total assets	$42,505	$40,556

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$39	$45
Accounts payable	5,201	4,135
Accrued compensation	2,709	3,310
Accrued expenses and other liabilities	1,634	1,573
Customer deposits	1,313	1,553

Total current liabilities	10,896	10,616

Long-term debt	14	30
Accrued compensation	297	276
Other long-term liabilities	117	191
Accrued pension liability	244	232
Accrued postretirement benefits	2,042	2,104

Total liabilities	13,610	13,449

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500,000 shares
Common stock, $.10 par value - Authorized, 6,000,000 shares Issued and outstanding, 3,862,190 and 3,832,390 shares at September 30 and March 31, 2006, respectively	386	383
Capital in excess of par value	9,800	9,517
Retained earnings	18,787	17,301
Accumulated other comprehensive income (loss) Cumulative foreign currency translation adjustment	2	(1)
Notes receivable from officers and directors	(80)	(93)

Total stockholders’ equity	28,895	27,107

Total liabilities and stockholders’ equity	$42,505	$40,556

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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 6
Graham Corporation and Subsidiaries
Second Quarter Fiscal 2007
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2006	2005
Operating activities:
Net income	$1,679	$2,053

Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	442	394
Discount accretion on investments	(201)	(75)
Stock-based compensation expense	33	—
Gain on disposal of property, plant and equipment	(13)	(3)
Deferred income taxes	972	1,102
(Increase) decrease in operating assets:
Accounts receivable	(1,502)	3,729
Unbilled revenue	(2,691)	(595)
Inventories	429	645
Domestic and foreign income taxes receivable/payable	(143)	(27)
Prepaid expenses and other current and non-current assets	(138)	(235)
Prepaid pension asset	(1,729)	—
Increase (decrease) in operating liabilities:
Accounts payable	1,066	(1,014)
Accrued compensation, accrued expenses and other current and non-current liabilities	(615)	168
Customer deposits	(240)	2,314
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(30)	(798)

Total adjustments	(4,360)	5,605

Net cash (used) provided by operating activities	(2,681)	7,658

Investing activities:
Purchase of property, plant and equipment	(668)	(480)
Proceeds from sale of property, plant and equipment	15	1
Purchase of investments	(10,850)	(13,883)
Redemption of investments at maturity	14,000	7,500

Net cash provided (used) by investing activities	2,497	(6,862)

Financing activities:
Decrease in short-term debt, net	—	(1,872)
Proceeds from issuance of long-term debt	2,479	—
Principal repayments on long-term debt	(2,505)	(24)
Issuance of common stock	253	1,240
Collection of notes receivable from officers and directors	13	50
Dividends paid	(193)	(171)

Net cash provided (used) by financing activities	47	(777)

Effect of exchange rate on cash	4	—

Net (decrease) increase in cash and equivalents	(133)	19
Cash and cash equivalents at beginning of period	570	724

Cash and cash equivalents at end of period	$437	$743

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Graham Corporation Reports Second Quarter and First Half Fiscal 2007 Results October 20, 2006	Page 7
Graham Corporation Second Quarter Fiscal 2007
Additional Information
Order and Backlog Trend
(Dollar amounts in thousands)

	Q1 06	Q2 06	Q3 06	Q4 06	FY 06	Q1 07	Q2 07
	6/30/05	9/30/05	2/31/05	3/31/06	3/31/06	6/30/06	9/30/06

Orders	$20,425	$12,833	$14,337	$18,630	$66,225	$20,032	$22,125

Backlog	$31,145	$30,002	$30,278	$33,083	$33,083	$38,642	$45,000

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